UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 16, 2013
Date of Report (Date of earliest event reported)

Two River Bancorp
(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

766 Shrewsbury Avenue, Tinton Falls, New Jersey	07724
(Address of principal executive offices)	(Zip Code)

(732) 389-8722
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 16, 2013, Two River Community Bank (the "Bank"), the wholly-owned banking subsidiary of Two River Bancorp (the "Registrant"), appointed Anthony A. Mero to serve as its Chief Operating Officer. The press release announcing his appointment is provided as Exhibit 99.1 hereto. Mr. Mero is 43 years of age and was Chief Operating Officer of Financial Resources Federal Credit Union from May 2005 to September 2013.

No material plan, contract or arrangement with Mr. Mero or in which he participates was entered into or amended in connection with his appointment. Except for the grant to Mr. Mero on September 16, 2013 of options to purchase 10,000 shares of the Registrant's common stock at an exercise price of $7.41 per share, which options vest over a period of five years, there was not any grant or award to Mr. Mero or a modification of any grant or award to Mr. Mero under any material plan, contract or arrangement in connection with his appointment.

There are no arrangements or understandings between Mr. Mero and any other persons pursuant to which Mr. Mero was appointed as Chief Operating Officer of the Bank. There are no family relationships between Mr. Mero and any director or executive officer of the Registrant or the Bank. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Registrant or the Bank was or is to be participant and in which Mr. Mero or his associates has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated September 19, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Two River Bancorp
Date: September 19, 2013	By:	/s/ A. RICHARD ABRAHAMIAN A. Richard Abrahamian Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 19, 2013